Exhibit 10.1

Consulting Agreement

This agreement is entered into between SiteOne Landscape Supply, Inc. (“SiteOne”) and Pascal Convers (“Convers”).

Whereas, Convers is an at-will employee of SiteOne;

Whereas, Convers has announced his resignation from the SiteOne as of April 30, 2019;

Whereas, said resignation is free and voluntary and not because of any coercion or constructive discharge;

Whereas, SiteOne would like to engage Convers in a consulting role for a period of three months after his employment ends and Convers is amenable to remaining in a consulting role after April 30, 2019 under the following terms and conditions;

NOW THEREFORE, the parties enter into the following agreement:

(1)	Convers’ at-will employment with SiteOne will continue until April 30, 2019. Convers will enjoy the benefits of employment, consistent with his position and those with his position and tenure until April 30, 2019, at which time his employment will terminate.

(2)	As of the end of the day on April 30, 2019, Convers shall no longer be employed, and as such, his right to continue to receive or accrue any further salary, wages, bonus potential, leave accrual or use, benefits, and other rights and privileges of an employee shall cease. Convers shall be paid all salary and bonuses both earned and payable through April 30, 2019.

(3)	As of the end of the day on April 30, 2019, Convers shall return all SiteOne property, including electronic equipment and data.

(4)	From May 1, 2019 through and including July 31, 2019, Convers shall make himself available to SiteOne in a consulting capacity (the “Consulting Period”); If for any reason Convers’ employment ends prior to April 30, 2019, SiteOne will have the option of beginning the Consulting Period sooner than that listed or terminating this agreement altogether.

(5)	During the Consulting Period, Convers will not have access to SiteOne’s systems or email. However, Convers must maintain a working telephone and personal email account so he can be reached and provide assistance when needed. During the Consulting Period, Pascal will be required to be available, reachable, and able to provide consulting services for up to ten (10) hours per month during normal business hours for the Eastern Time Zone. Convers will have a duty and obligation to cooperate and provide information within his knowledge during the Consulting Period.

(6)	As of the end of the business day (Eastern Time) on April 30, 2019, Convers will have no express or implied authority to bind SiteOne to any obligations without the express written consent of SiteOne. Should Convers engage in any actions after April 30, 2019, that result in binding obligations for SiteOne, Convers shall indemnify SiteOne for all incidental and consequential costs to SiteOne stemming from such obligations and Convers’ actions.

(7)	Provided Convers makes himself available as outlined above, Convers shall be paid a flat fee of $25,000 per month for his consulting services, regardless of how much or how little of his services are used. Said $25,000 per month shall be the sole payments and/or benefit to which Convers shall be entitled in exchange for his services during the Consulting Period.

(8)	As of the end of the day on July 31, 2019, Convers’ consulting arrangement will end and he will have no further business association with SiteOne.

(9)	This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the consulting arrangement during the Consulting Period. However, this Agreement shall not supersede any obligation of Convers under any agreement concerning confidentiality, trade secrets, proprietary information, restrictive covenants, non-disclosure, inventions, patents, copyrights or intellectual property that Convers previously executed, and any such agreement (or portions thereof) affecting the rights and obligations of the parties post termination from employment shall continue to remain in full force and effect. Convers agrees that he has not relied on any representation or statement, whether written or oral, other than as set forth in this Agreement. Furthermore, no modification of this Agreement shall be binding unless in writing signed by both parties. This Agreement shall inure to the benefit of and be binding upon the parties, their respective heirs, successors and assigns.

(10)	Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(11)	Nothing in this agreement is intended to alter, or shall be interpreted as altering, the at-will nature of Convers’ employment with SiteOne.

SiteOne Landscape Supply, Inc.

By:	/s/ Doug Black
Name:	Doug Black
Title:	Chief Executive Officer

/s/ Pascal Convers
Pascal Convers